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                                                                                                                       Exhibit 12.2

                                                        HRPT PROPERTIES TRUST
                       COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                                                       (dollars in thousands)



                                   Six Months Ended June 30,                         Year Ended December 31,
                                  ---------------------------    ----------------------------------------------------------------
                                      2002           2001           2001          2000         1999          1998          1997
                                  ---------------------------    ----------------------------------------------------------------
Earnings:
   Income before equity in
     earnings (loss) of
     equity investments and
     extraordinary item             $  43,683    $  47,311         $  89,659    $ 110,086    $ 116,638    $ 136,756    $  97,230
  Fixed charges before
     preferred distributions           44,602       47,191            91,305      104,337       91,420       66,612       38,703
  Distributions from equity
     investments                       13,493       13,286            26,651       30,294       18,606       10,320        9,640
  Capitalized interest                 (1,443)        (523)             (787)      (1,680)      (1,488)        (447)        (165)
                                    ---------    ---------         ---------    ---------    ---------    ---------    ---------
Adjusted Earnings                   $ 100,335    $ 107,265         $ 206,828    $ 243,037    $ 225,176    $ 213,241    $ 145,408
                                    =========    =========         =========    =========    =========    =========    =========

Fixed Charges:
  Interest expense                  $  41,297    $  45,128         $  87,075    $ 100,074    $  87,470    $  64,326    $  36,766
  Amortization of deferred
     financing costs                    1,862        1,540             3,443        2,583        2,462        1,839        1,772
  Capitalized interest                  1,443          523               787        1,680        1,488          447          165
  Preferred distributions               9,875        6,967            16,842           --           --           --           --
                                    ---------    ---------         ---------    ---------    ---------    ---------    ---------
Total Fixed Charges                 $  54,477    $  54,158         $ 108,147    $ 104,337    $  91,420    $  66,612    $  38,703
                                    =========    =========         =========    =========    =========    =========    =========

Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Distributions
                                         1.8x         2.0x              1.9x         2.3x         2.5x         3.2x         3.8x
                                    =========    =========         =========    =========    =========    =========    =========
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